                                                                             EXHIBIT 99.1
Contact:
David Baggs, Investor Relations
904-359-4812

Garrick Francis, Corporate Communications
877-835-5279

CSX Reports Record Second Quarter Earnings

Second Quarter Highlights:
•	Earnings per share from continuing operations increase 31%
•	All-time records in revenues and operating income, up 15% and 17% respectively
•	Safety and service performance remains strong

JACKSONVILLE, Fla., (July 15, 2008) – CSX Corporation [NYSE: CSX] today reported second quarter 2008 earnings of $385 million, or a record 93 cents per share.  Last year CSX reported second quarter earnings of $324 million, or 71 cents per share.

Second quarter 2008 results included 4 cents per share associated with the resolution of certain tax matters.  On a comparable basis, excluding this item, second quarter EPS was up 25 percent from a year ago. (See table below for reconciliation of quarter items to reported numbers.)

“CSX continues to deliver significant value for shareholders and demonstrate the secular strength of our business,” said Michael Ward, chairman, president and CEO. “The strong earnings performance delivered by this team was supported by all–time records in revenue and operating income, despite the effects of a softer economy.”

Sustained strong demand for export coal, grain, ethanol, metals and phosphates and fertilizers, as well as solid yield management, continued to lead significant revenue growth across CSX’s markets. Revenue increased in eight of the company’s ten markets resulting in overall quarterly revenues of $2.9 billion, a 15 percent increase over the same period last year.

CSX produced quarterly operating income of $717 million, up 17 percent over the $612 million reported last year. The company’s continued focus on productivity and cost control helped to offset the significant increase in fuel costs, driving its operating ratio to 75.3 percent for the quarter.

“We are achieving the company’s vision, quickly taking this company’s results to industry leading positions,” said Ward. “This success is propelled by our employees every day delivering exceptional customer service, safety, innovation and a balanced approach to managing capital that drives shareholder value and positions the company to leverage future demand.”

Reflecting the company’s strong second quarter performance and the underlying strength of its business, CSX continues to target the upper end of its previously announced 2008 EPS guidance of $3.40 – $3.60 on a comparable basis.

GAAP RECONCILIATION [1] (Dollars in millions, except per share amounts)
	Second Quarter
	2008	2007	Improvement
Earnings Per Share	$ 0.93	$ 0.71	31%
Less Income Tax Benefits	(0.04)	-
Comparable Earnings Per Share	$ 0.89	$ 0.71	25%

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company's website at http://investors.csx.com in the Investors section and on Form 8-K with the Securities and Exchange Commission (“SEC”).

CSX executives will conduct a quarterly earnings conference call with the investment community on July 16, 2008 at 8:30 a.m. ET.  Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call.  In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company’s website at http://investors.csx.com.  Following the earnings call, an internet replay of the presentation will be archived on the company website.

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GAAP Reconciliation1
CSX reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to manage the company’s business that fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the SEC may provide users of the financial information with additional meaningful comparisons to prior reported results.

In press releases and presentation slides for stock analysts, CSX has provided financial information adjusted for certain items, which are non-GAAP financial measures. The company’s management evaluates its business and makes certain operating decisions (e.g., budgeting, forecasting, employee compensation, asset management and resource allocation) using these adjusted numbers.

Likewise, this information facilitates comparisons to financial results that are directly associated with ongoing business operations as well as provides comparable historical information. Lastly, earnings forecasts prepared by stock analysts and other third parties generally exclude the effects of items that are difficult to predict or measure in advance and are not directly related to CSX’s ongoing operations. A reconciliation between GAAP and the non-GAAP measure is provided above. These non-GAAP measures should not be considered a substitute for GAAP measures.

Forward-looking statements
This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others; (i) the company’s success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.